Exhibit 99.1

Bancshares of Florida Posts 25% Net Income Improvement Over 2nd Quarter

 Earning Assets Climb 60% During Last 12 Months; Year-to-Date EPS Rises 320%

          NAPLES, Fla., Oct. 20 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), an $850 million-asset multi-bank holding company based in Naples, Florida, today reported third quarter net income of $689,000, or $0.07 per diluted share.  On a pretax basis, earnings were $1.1 million, nearly twice the $587,000 level in third quarter 2005, when the Company, as defined below under Bancshares of Florida, Inc., was not in a taxable position.  For the first nine months of this year, net income was $1.6 million, a $2.2 million pretax improvement from the comparable 2005 period, and earnings per diluted share was $0.21 versus $0.05 one year earlier.

          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This was another milestone quarter for our growing company as we continued to expand our balance sheet with quality earning assets and grow our profitability.  In addition, we strengthened our market position both by closing our first acquisition, Bristol Bank, which firmly positions us in Miami-Dade county, and announcing an even larger, second acquisition, Old Florida Bankshares, further expanding our Southwest Florida base in Collier and Lee counties.  Lastly, in late September we announced a major realignment of our senior management team designed to improve direct accountability to the executive office and further facilitate the Company’s continued rapid growth and drive toward greater operating efficiencies.”

          The Company continues to build strength in its commercial real estate- related lending, more than compensating for the reported softness in residential construction in Florida.  Loans climbed $122 million or 20% during the last 90 days, representing near-record growth even without the loans added by the Bristol Bank acquisition.  Net interest income from loans and investments increased almost 14%, with the impact of strong earning asset growth more than offsetting a modest 14 basis point decrease in the net interest margin to 4.46% from the second quarter of 2006, which was at an all time high due to the liquidity from the Company’s capital raise.  Asset quality remained excellent with nonperforming loans at 0.10% of loans outstanding and a delinquent loan ratio of 0.16%, well within the Company’s historic norms.  Top-line revenue, which the Company defines as net interest income plus noninterest income (excluding net securities gains/losses), climbed 13% over this year’s second quarter, improving the efficiency ratio by 2 percentage points to 79%.  During the last twelve months, total assets have grown by $332 million or 64%, up 45% before consideration of the Bristol acquisition.

          McMullan went on to say, “Consummation of the $90 million-asset Bristol Bank acquisition represents an important achievement for us, not only because of its positioning in the dynamic Coral Gables marketplace but also in the skill and teamwork of managers and staff in both organizations to smoothly integrate the bank’s operations and personnel into our Bank of Florida- Southeast franchise.  We are especially indebted to the leadership of John Chaperon, who left our Fort Lauderdale bank early in the year to serve as President of Bristol during this transition period.  John has now rejoined our parent company as Executive Vice President of Corporate Risk Management.

          With the integration of Bristol Bank complete, our acquisition team will now focus on planning the integration of our $326 million-asset Old Florida Bankshares acquisition with its CEO, Larry W. Johnson.  That market consolidation, which is expected to close in late first quarter 2007, will enable Bancshares of Florida to reach nearly $1.2 billion in assets and further capitalize on the efficiencies and effectiveness of our ‘strong affiliate-holding company support’ model.”

          In summary, below are the major factors contributing to the $549,000 increase in third quarter 2006 pretax earnings (up 94%) over the third quarter of last year.

*

Top-line revenue increased over $3.3 million or 55%.  This improvement was primarily driven by $3.1 million greater net interest income, a result of $263 million or 55% growth in average earning assets and a 14 basis point climb in net interest margin to 4.46%.  Noninterest income increased 23% due to growth in trust fees.

*

Noninterest expense rose $2.6 million or 53%, $775,000 less than the increase in top-line revenue, indicating positive operating leverage and driving the Company’s efficiency ratio down to 79%.  The bulk of this expense increase reflects addition to personnel in the Company’s areas of strategic focus, including residential mortgage origination and sales, deposit growth/cash management services, and lending and credit administration.

*	The provision for loan losses rose $226,000, as a result of 64% growth in loans.

          The primary factors contributing to third quarter pretax income exceeding that of second quarter 2006 by $213,000 (23%) are as follows:

*

Top-line revenue climbed nearly $1.1 million or 13%, primarily due to $1.0 million more in net interest income as average interest earning assets climbed $102 million.  Compared to second quarter, when the margin increased 17 basis points due to the liquidity generated by the capital raise, the company’s margin is now back to the levels experienced earlier this year.  This drop partially offsets the increase in top-line revenue when comparing the two quarters. Noninterest income rose 6% due to growth in service charges and fees.

*

Noninterest expense rose $654,000 or 10%, $271,000 of which reflects the addition of our Coral Gables market in late August through the acquisition of Bristol Bank.  Many of these expenses, however, were related to personnel who were retained through the end of September to ensure the completion of the transition.  Excluding the impact of Bristol, noninterest expense increased less than 6% over second quarter 2006.

*	The provision for loan losses rose $184,000, reflective of 20% loan growth during the quarter.

*

Third quarter diluted earnings per share was unchanged at $0.07 due to the full-quarter’s impact of the 2.875 million shares issued in May 2006 from the Company’s secondary offering and the additional 688,000 shares issued to acquire Bristol Bank on August 25, 2006.

*

Financial performance of the Bristol Bank acquisition, which has been merged into Bank of Florida-Southeast, was break-even in the third quarter.  The Company expects to realize the cost savings it has implemented, which is well over $800,000 on an annualized basis, during the fourth quarter.

          The major factor driving the $2.2 million (406%) improvement in year-to- date 2006 pretax earnings versus 2005 was improved operating leverage.  Top- line revenue rose $9.3 million due to balance sheet growth, a 51 basis point higher net margin, and a 33% climb in noninterest income, while the Company held the increase in noninterest expense to $6.3 million.  The provision for loan losses rose approximately $800,000, increasing the loan loss allowance to loans outstanding ratio from 0.92% to 0.97% while maintaining historically excellent asset quality.

CONSOLIDATED QUARTERLY BALANCE SHEET AND INCOME STATEMENT ANALYSIS

1)

Loans at quarter end totaled $729 million, up $122 million or 20% during the last 90 days.  Excluding the impact of the Bristol Bank acquisition, loans climbed $61 million, nearly exceeding the previous record growth in first quarter 2006 of $64 million.  Loans increased $51 million in the third quarter of last year.  Over the past 12 months, loans are up $284 million or 64% (up $223 million or 50% excluding Bristol), with pipelines at all the bank affiliates remaining strong.

a)

Commercial loans, largely secured by real estate, totaled $554 million (76% of total loans) at September 30, 2006, up $72 million in the last 90 days and $240 million (77%) in the last twelve months.  Bristol Bank increased third quarter growth in this category by $21 million. Reflective of the Company’s vibrant market place, the construction loan component of commercial loans rose $38 million during the quarter, slightly reducing its mix of total loans outstanding to 35%, while the commercial and industrial loan component, a product line to which the Company is giving renewed focus, climbed $2 million to approximately 8% of total loans outstanding.

b)

Multi-family and residential mortgage loans totaled a combined $126 million (17% of total loans), up $38 million from June 30, 2006 and $33 million from the same period last year.  Bristol Bank accounts for $27 million of the growth.

c)

Lastly, consumer lines of credit totaled $36 million (5% of total loans), and installment and other loans were $14 million (2% of total loans).  The combination of the categories increased $13 million during the quarter and $12 million from one year earlier.  Without Bristol Bank outstandings of $13 million, growth in these categories would have been flat to down, reflective of the Company treating these lines of business largely as an accommodation to its commercial clients and their families.

2)

Average deposits for the third quarter totaled $607 million, $165 million or 37% greater than the same period last year and up $36 million or 6% compared to second quarter 2006.  These changes compare to growth in average loans over the same periods of $243 million and $82 million, respectively.

a)

The $78 million excess of loan over deposit growth in the third quarter compared to the same quarter last year was largely funded by: 1) additional subordinated debt, which also helped maintain strong capital ratios in the Naples and Fort Lauderdale banks; 2)  a $12 million increase in average FHLB borrowings, net of  $25 million related to funding an interest rate hedging strategy; and 3) the net proceeds from the Company’s May 2006 secondary offering.  The Company is confident that it has sufficient borrowing capacity as well as loan participant arrangements in place to manage its balance sheet growth.

	b)	The $46 million excess of loan over deposit growth in the third quarter compared to the second quarter was essentially funded by the proceeds of the Company’s recent equity offering.

c)

Two-thirds of deposit growth in the past year was in Money Market accounts, up $108 million on average in the third quarter compared to third quarter 2005.  Local market CDs account for another 30%, or $49 million of growth. Average noninterest-bearing (DDA) and interest- bearing checking (NOW) balances were essentially unchanged, while National Market CDs, which serve as an immediate source of various term funds, accounted for another $13 million of the growth.

d)

The bulk of deposit growth in the third quarter versus the second quarter was in Money Market accounts and local market CDs (up $44 million and $15 million on average, respectively), partially offset by lower National Market CDs (down $12 million on average).

e)

As of September 30, 2006, total deposits were $660 million, up $67 million in the past 90 days and $217 million (49%) in the past year. Core deposits, defined as excluding all CDs, were $420 million, up $39 million and $144 million (52%) over the two periods, respectively. Bristol Bank accounted for $70 million in total deposit growth in the third quarter and $32 million in core deposit growth.

f)

Despite new accounts being opened in all markets, existing customers are being more conscientious in managing their balances in light of higher interest-bearing alternative accounts.  In addition, the slow- down in real estate transactions in the Company’s markets has reduced title company and attorney balances.  The Company continues to expand its sources of low-cost funds through the sale of cash management products and services.  Dedicated Deposit and Cash Management specialists are in place or are being actively recruited in all four of the Company’s markets, and a Chief Deposit Officer joined the parent company in early April to spear-head this effort.

3)	Top-line revenue increased $1.1 million or 13% over second quarter 2006 to $9.4 million in the third quarter, which was $3.3 million or 55% higher than third quarter 2005.

	a)	Net interest income in the third quarter totaled $8.3 million, up $1.0 million or 14% over second quarter 2006, and $3.1 million or 61% greater than the third quarter of 2005.

i)

Net interest income increased over second quarter 2006 while the margin settled back into the levels experienced earlier this year. Through second quarter the Company had experienced seven consecutive quarters of margin expansion, this during a period of steady interest rate tightening by the Federal Reserve.  Earning asset yields increased at a slower pace than in the previous quarter (up 21 versus 36 basis points), while the overall rate on interest-bearing liabilities increased at a faster pace than in the previous quarter (up 59 basis points versus 28 basis points) mainly because of a greater increase in rates on Money Market accounts and CDs as well as a greater mix of these higher-costing funds.  Partially offsetting the resulting 38 basis point narrowing of the net interest spread was a greater portion of equity supporting earning assets as a result of the full quarter’s impact of the May 2006 secondary offering.  The consequent narrowing of the net interest margin reduced net interest income by $184,000, but was more than offset by $102 million growth in average earning assets.

ii)

The spread between the yield on earning assets and cost of interest- bearing liabilities also narrowed when comparing third quarter 2006 versus third quarter 2005.  However, the greater portion of equity supporting earning assets reflecting the full quarter’s impact of the May secondary offering more than offset the 24 basis point spread compression, resulting in a 15 basis point expansion in net interest margin.  Net interest income rose $420,000 due to margin expansion and $2.7 million due to $263 million more in average earning assets.

iii)

The steady increase in net interest margin through second quarter  2006 reflects the Company having positioned its balance sheet to  benefit from a rising rate environment, with 45% of its loans  adjusting to a prime rate change either immediately or within 90  days.  This mix is approximately 5 percentage points lower than a  year ago due to the Company gradually increasing its portion of  fixed rate loans as short-term rates have risen;  the Bristol  acquisition has also helped lower the mix.  Through the second  quarter, the Company had been able to manage its deposit mix and  competitively reprice its products so that the overall increase in  the rate on interest-bearing liabilities has lagged the increase in  the yield on earning assets.

	b)	Noninterest income was $1.1 million in the third quarter, a $56,000 or 6% increase from second quarter 2006 and $197,000 or 23% more than in third quarter 2005.

i)

Third quarter trust fees at $659,000 were virtually unchanged from  second quarter even though assets under advice dipped $2.8 million  over the last 90 days to $381 million.  This net decrease reflects  periodic customer distributions and withdrawals, which are typical in  a maturing portfolio.  Over the past twelve months, assets under  advice have grown $41 million or 12%, which generated a $258,000 or  64% increase in fee income based on a more profitable mix of  business.  Three individuals with private banking experience have  joined the Company’s banking affiliates in the past six months with a  focus of driving additional business to Bank of Florida Trust  Company.

ii)

Secondary mortgage market fees were $72,000 in the third quarter, off  $28,000 or 28% from second quarter 2006 and down by nearly that same  amount from third quarter 2005.  Reflective of softening sales of  high-end condos and the absence of speculator investor buying,  mortgages sold in the secondary market continued to be at reduced  levels, $19 million this quarter compared to $25 million one year  earlier.  Year-to-date 2006 mortgages sold in the secondary market  reached $71 million versus $45 million for the 2005 period.  The  greater overall growth this year reflects additional originators in  place at the affiliates to address the needs of the Company’s high  net worth clientele.

iii)

Service charges and fees rose by $91,000 or 38% during the quarter  compared to second quarter 2006.  In addition to $32,000 added by the  Bristol acquisition, collection of overdraft fees and deposit service  charges  has increased.  Compared to third quarter 2005, service  charges are off by $32,000, largely due to a single customer whose  change in cash management practices, as recommended by Company  management, has eliminated its previously substantial overdraft fees.

4)

Noninterest expense increased 10% or $654,000 in the third quarter versus second quarter 2005; excluding $271,000 added with the acquisition of Bristol Bank, noninterest expense rose less than 6%. The efficiency ratio (noninterest expense divided by top-line revenue) decreased 2.1 percentage points to 79.0% as a result of positive operating leverage of $397,000 (the increase in top-line revenue less the increase in noninterest expense).  Compared to third quarter 2005, the Company’s efficiency ratio has improved 1.2 percentage points, reflecting $775,000 in positive operating leverage.

a)

Over 80% or $528,000 of the increase in third quarter expense over second quarter 2006 occurred in personnel expense, $112,000 of which reflects the Bristol Bank acquisition with the remainder caused by other additions to staff and associated benefits expense.  During the first nine months of 2006 there were 42 additions to staff, bringing total full-time equivalent employees to 195 (including commissioned mortgage loan originators).  Nearly half of these hires reflect market expansion activities through the Bristol acquisition, new branches in Miami-Dade and South Lee counties, and a loan production office in Pinellas county as a precursor to a full-service branch expected to open there in late first quarter 2007.

b)

Approximately $107,000 of the increase in third quarter 2006 expense over second quarter 2006 is explained by higher occupancy and equipment-related expenses.  Building lease and property insurance costs rose due to additional space required for business expansion, and equipment rental, maintenance, and depreciation expense increased accordingly.  These same factors account for the $393,000 increase in occupancy and equipment-related expense over third quarter 2005.

c)

General operating expenses increased only $19,000 over second quarter 2006.  Compared to third quarter 2005, these expenses rose $596,000 or 23%.  The primary factors were greater data processing expenses, higher office supplies, higher loan fee/credit report costs, increased advertising and public relations expense, higher trust third-party servicing expense, and the payment of Directors fees for the first time in Company history.

5)

Asset quality continued its historic strength in the third quarter, with nonperforming loans (nonaccruals and 90+ days past due) as a percent of total loans at 0.10%, up slightly from 0.07% one year earlier.  Over the past two years, this ratio has generally fallen in the 0.07% to 0.18% range.  Thirty to ninety day delinquent loans were $1.2 million or 0.16% of loans outstanding at September 30, 2006 compared to $623,000 or 0.10% at June 30, 2006 and $492,000 or 0.11% of loans outstanding one year earlier.  There was a small net recovery in the third quarter versus net charge-offs of $44,000 in second quarter 2006 and $43,000 in third quarter 2005; the ratio of net charge-offs to average loans was zero, 0.03%, and 0.04%, respectively, for those periods.

a)

The third quarter provision for loan losses was $840,000, an increase of $184,000 (28%) and $226,000 (37%) from second quarter 2006 and third quarter 2005, respectively.  These changes reflect loan growth as well as continuing assessment of the loan portfolio based on a variety of specific factors, including the Company’s and peer banks’ experiences, as well as industry and economic trends.  There was no loan loss provision taken related to the former Bristol Bank loans.

b)

The loan loss allowance has increased $3.0 million over the last 12 months to $7.1 million, primarily due to 64% loan growth, with the ratio to loans outstanding rising  to 0.97%.  Coverage at September 30, 2006 was 9.5 times the level of nonperformers, which compares to 13.5 times one year earlier; at June 30, 2006, there were no nonperforming loans against which to compare the loan loss allowance. All the above asset quality measures are consistent with the Company’s historic experience and compare very favorably to national peer bank norms most recently available as of June 30, 2006.

          Please visit the Company’s web site, www.bankofflorida.com, for an electronic version of this earnings release along with a supporting summary financial table.  Click on “Investor Relations” and select the “Press Releases/News” section.  The table will be more fully discussed in the Company’s upcoming Form 10-Q, to be released on or before November 10, 2006. To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

BANCSHARES OF FLORIDA, INC.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is an $850 million-asset multi-bank holding Company located in Naples, Florida.  Bancshares is the parent company for Bank of Florida--Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida- -Southeast, based in Fort Lauderdale, Florida; and Bank of Florida--Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company.”  In addition, Bank of Florida--Southeast maintains a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

          The foregoing may also be deemed to be offering materials of the Company in connection with its proposed acquisition of Old Florida Bankshares, Inc. (“Old Florida”) on the terms and subject to the conditions in the Agreement and Plan of Merger dated August 28, 2006, among the Company and Old Florida.

          Company and Old Florida shareholders and other investors are urged to read the Preliminary Proxy Statement/Prospectus that is included in the Registration Statement on Form S-4, which Bancshares filed with the Securities and Exchange Commission on October 3, 2006, because it contains certain information about the Company, Old Florida, the merger, the solicitation of proxies in the merger and related matters.

          The Registration Statement is available for free on the Securities and Exchange Commission website (http://www.sec.gov) as a Form S-4 filed on October 3, 2006 and the Final Proxy Statement/Prospectus will be available for free both on the Securities and Exchange Commission website (http://www.sec.gov) and from Bancshares as follows:

Chief Financial Officer
Bancshares of Florida, Inc.
1185 Immokalee Road
Naples, Florida 34110
(239) 254-2100

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward- looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

          CONTACT:  Michael L. McMullan, President and CEO, +1-239-254-2143, or Tracy L. Keegan, Executive VP & CFO, +1-239-254-2147, both of Bancshares of Florida, Inc.

SOURCE  Bancshares of Florida
          -0-                                                  10/20/2006
          /CONTACT:  Michael L. McMullan, President and CEO, +1-239-254-2143, or Tracy L. Keegan, Executive VP & CFO, +1-239-254-2147, both of Bancshares of Florida, Inc./
          /Photo:   http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
                        PRN Photo Desk, photodesk@prnewswire.com/
          /Web site:  http://www.bankofflorida.com/
          (BOFL)